Exhibit 99.1

Energy XXI Completes Acquisition of EPL Oil & Gas, Provides Operations Update on Combined Properties

HOUSTON – June 4, 2014 – Energy XXI (NASDAQ: EXXI) (AIM: EXXI) today announced it has completed the acquisition of EPL Oil & Gas (NYSE:EPL) for approximately $2.3 billion, making Energy XXI the largest publicly traded independent operator on the Gulf of Mexico shelf.

The transaction included the assumption of approximately $805 million of EPL debt, net of cash, payment of approximately $1.02 billion in cash, and approximately 23 million common shares of Energy XXI stock. After closing the transaction, Energy XXI has approximately 93 million shares outstanding (approximately 102 million shares fully diluted).

“This transaction begins a new chapter for Energy XXI,” Chairman and Chief Executive Officer John Schiller said. “With assets that fit together hand-in-glove, along with the additional professionals who have joined our team, we have formed a stronger company focused on delivering value for our shareholders.”

Production Update

Oil and gas production for the combined companies currently approximates 62,000 barrels of oil equivalent per day (BOE/d), 73 percent oil. Energy XXI expects production in the fiscal fourth quarter ended June 30, 2014 to average 45,000 – 46,000 BOE/d, 68 percent being oil, which includes one month of EPL’s volumes.

“We are focused on merging the two portfolios and high-grading our drilling inventory. Our capital expenditures will focus on low-risk development drilling in the fields where we have enjoyed the most success,” Schiller said. “Combined, we currently are operating nine rigs, and continue to de-risk our drilling schedule, staying focused on execution by establishing repeatable and predictable programs that will allow oil growth in our core properties.”

Operations Update

At West Delta 73 (100% WI/ 87% NRI), Energy XXI has begun drilling horizontal oil development wells with two platform rigs on the recently refurbished WD73-C and WD74-B platforms. At West Delta 30 (100% WI/ 83% NRI), the field’s first horizontal oil well has begun drilling. The multi-well development drilling program at West Delta 30 targets shallow oil and gas pay beginning at 2,400 feet MD.

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At West Delta 29 (100% WI/87.5% NRI), the first well to be drilled from the recently installed six-slot J platform is expected to be online in July. At West Delta 28 (100% WI/87.5% NRI), the #19 well is being dual-completed and expected to be online in July.

“We are excited by West Delta 28 and 29 successes because they represent eastern extensions of our existing West Delta 30 program,” Schiller said. “Combined with our success at West Delta 30, we have confirmed a large inventory of opportunities that can be accelerated going into the next fiscal year.”

At Ship Shoal 208 (100% WI/83% NRI), the E-13 development well is pending flow testing this month, with an up-hole sand set up as a selective.

Financial Update

In mid-May, the company completed the placement of $650 million of 6.875 percent senior unsecured notes due 2024. Concurrent with the EPL transaction closing, available credit on the company’s revolving credit facility was raised to $1.5 billion, bringing total current liquidity to $980 million.

“The merger of the two companies was completed successfully, and synergies and cost savings are expected to exceed our initial targets,” Chief Financial Officer West Griffin said. “We have retained key EPL employees, including members of the leadership team, who will strengthen an already solid team of professionals committed to delivering value to our shareholders.”

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. Cantor Fitzgerald Europe is Energy XXI’s listing broker in the United Kingdom. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

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Competent Person Disclosure

The technical information contained in this announcement relating to operations adheres to the standard set by the Society of Petroleum Engineers. Phil Kerig, Director of Corporate Development, a registered Petroleum Engineer, is the qualified person who has reviewed and approved the technical information contained in this announcement.

GLOSSARY

Barrel – unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

BOE – barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d – barrels of oil equivalent per day.

Bbl/d – barrels per day of oil or condensate.

MMBTU – million British thermal units.

Mcf/d – thousand cubic feet of gas per day.

MD – total measured depth of a well.

Net Pay – cumulative hydrocarbon-bearing formations.

NRI, Net Revenue Interest – the percentage of production revenue allocated to the working interest after first deducting proceeds allocated to royalty and overriding interest.

Proved, Probable, Possible reserves – are as defined in the SPE/World Petroleum Congress Standard.

psi – pounds per square inch.

TD – target total depth of a well.

TVD –true vertical depth of a well.

WI, Working Interest – the interest held in lands by virtue of a lease, operating agreement, fee title or otherwise, under which the owner of the interest is vested with the right to explore for, develop, produce and own oil, gas or other minerals and bears the proportional cost of such operations.

Workover / Recompletion – operations on a producing well to restore or increase production. A workover or recompletion may be performed to stimulate the well, remove sand or wax from the wellbore, to mechanically repair the well, or for other reasons.

Enquiries of the Company

Energy XXI

Stewart Lawrence

Senior Vice President, Investor Relations and Communications

713-351-3006

slawrence@energyxxi.com

Greg Smith

Vice President, Investor Relations

713-351-3149

gsmith@energyxxi.com

Cantor Fitzgerald Europe

Nominated Adviser: David Porter, Rick Thompson

Corporate Broking: Richard Redmayne

Tel: +44 (0) 20 7894 7000

Pelham Bell Pottinger

James Henderson

jhenderson@pelhambellpottinger.co.uk

Mark Antelme

mantelme@pelhambellpottinger.co.uk

+44 (0) 20 7861 3232

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